Exhibit 10.37
MERLIN LETTERHEAD
June 1, 2011
Dennis R. Raefield
Chief Executive Officer
Mace Security International, Inc.
240 Gibraltar Rd., Suite 220
Horsham, PA 19044

Re:	Securities Purchase Agreement (the “Securities Purchase Agreement”) dated March 25, 2011, between Mace Security International, Inc. (the “Company”) and Merlin Partners, LP. (the “Investor”).
Dear Mr. Raefield:
     As you know, the Company and the Investor are parties to the Securities Purchase Agreement. Section 8(b)(ii) of the Securities Purchase Agreement provides that a condition to the Investor’s obligation to purchase the Additional Stock (as defined in the Securities Purchase Agreement) is:
“The Company having (a) expanded its Board of Directors to seven members, and (b) the two members appointed to fill the two vacancies created by the expansion of the Board of Directors being satisfactory to the Investor, at the Investor’s sole discretion.”
     This letter is written confirmation to the Company that the Investor has waived the condition contained in Section 8(b)(ii)(b) of the Securities Purchase Agreement. The Investor hereby further acknowledges that any persons appointed by the Company’s Board of Directors to fill the two director vacancies created by the Company’s Board are and will be satisfactory to the Investor.

     Section 2(b) of the Securities Purchase Agreement permits the Investor to assign the right to purchase a maximum of One Million Dollars ($1,000,000) in amount of the Additional Stock to three or fewer assigns. This letter is the Investor’s formal notification to the Company that the Investor has assigned a portion of the Additional Stock to the following named assignees, as follows:
     1. Umberto Fedeli for the amount of $500,000 in Additional Stock; and
     2. Peter Spitalieri for the amount of $500,000 in Additional Stock.
     We also acknowledge that the Registration Statement (as defined in the Securities Purchase Agreement) will register the Additional Stock for resale by the purchasers of the Additional Stock. The purchase of the Additional Stock by the Investor and the Investor’s assignees will be completed as a private transaction under the terms of the Securities Purchase Agreement.

Sincerely yours,

MERLIN PARTNERS, LP

By:	/s/ Richard A. Barone Name: Richard A. Barone
Title: Managing Partner